Exhibit 10.1

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (this “Agreement”), dated as of May 31, 2018, is made by and among PLAYA HOTELS & RESORTS N.V., a limited liability company (naamloze vennootschap) organized under the laws of the Netherlands, having its corporate seat at Amsterdam and its registered address at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands, registered with the Dutch trade register under number: 67450628 (the “Company”), JCSD TRUSTEE SERVICES LIMITED, a company incorporated under the laws of Jamaica and having its registered office at 40 Harbour Street in the City and Parish of Kingston (“JCSD”), and X FUND PROPERTIES LIMITED, a company incorporated under the laws of Jamaica and having its registered office at 28-48 Barbados Avenue, Kingston 5 in the Parish of Saint Andrew, Jamaica (“X Fund Properties”) (JCSD and X Fund Properties are herein collectively called the “Designating Shareholder”).

RECITALS

WHEREAS, the Company and the Designating Shareholder have entered into that certain Share Exchange Implementation Agreement, dated as of February 26, 2018 (the “Transaction Agreement”), pursuant to which the Designating Shareholder is contributing to a subsidiary of the Company a portfolio of all-inclusive resorts in Jamaica, two adjacent developable land sites and a management contract for an all-inclusive resort (the “Transaction”);

WHEREAS, in accordance with the terms of the Transaction Agreement, at the Company’s annual general meeting of shareholders held on May 10, 2018, the Company conditionally nominated for election to the board of directors of the Company (the “Board”) two individuals, Richard Byes and Christopher Zacca, as non-executive directors, who were selected by the Designating Shareholder;

WHEREAS, at the annual general meeting of shareholders held on May 10, 2018, Richard Byles and Christopher Zacca were elected by the general meeting of shareholders of the Company to serve as non-executive directors of the Company for a term beginning on the consummation of the Transaction and ending immediately after the annual general meeting of shareholders of the Company to be held in 2019;

WHEREAS, as of the date hereof, the Transaction has been consummated and the election of Richard Byles and Christopher Zacca as non-executive directors of the Company has become effective; and

WHEREAS, the Designating Shareholder and the Company desire to enter into this Agreement in connection with the Transaction in order to establish various arrangements with respect to the governance of the Company effective as of the consummation of the Transaction.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1    Definitions. The following capitalized terms used but not otherwise defined herein have the meanings set forth below:

“Affiliate” means, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (ii) any other Person owning or controlling 25.0% or more of the outstanding voting securities or beneficial interests of such first Person, and (iii) any officer, director, trustee, general partner or managing member of such first Person. Terms such as “affiliated” and other correlative terms shall have corresponding meanings.

“Agreement” has the meaning set forth in the Preamble.

“Articles” means the Articles of Association of the Company, as such Articles of Association may be amended, restated or otherwise modified from time to time pursuant to their terms.

“Board” has the meaning set forth in the Recitals.

“CEO Director” means the CEO of the Company (uitvoerende bestuurder) in his or her capacity as a Director.

“Company” has the meaning set forth in the Preamble.

“Designated Director” means any person designated to be a Director by the Designating Shareholder pursuant to Section 2.2(a).

“Designating Shareholder” has the meaning set forth in the Preamble.

“Director” means a member of the board of directors of the Company.

“Exchange” has the meaning set forth in Section 2.1.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other body having governmental, quasi-governmental or adjudicatory powers or any (public or private) arbitrator or arbitral body.

“JCSD” has the meaning set forth in the Preamble.

“Mr. Wardinski” means Bruce D. Wardinski, a U.S. National, with an address at c/o Playa Management USA, 3950 University Drive, Suite 301, Fairfax, Virginia 22030.

“NAI” has the meaning set forth in Section 5.6.

“Permitted Holder” means, with respect to any Person, any Affiliate of such Person.

“Permitted Transfer” means a mortgage, charge, pledge, lien or other security interest granted to any security trustee to secure obligations under any of the Secured Bonds.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Secured Bonds” means (i) the X Fund Properties Limited Fixed Secured Bonds (No. 2) due 2018- 2056; (ii) the X Fund Properties Limited Fixed Secured Bonds due 2018 - 2020; (iii) the Sagicor Real Estate X Fund Senior Secured Notes due 2018 - 2021 and (iv) any bond or notes issued to replace or redeem any of the foregoing bonds or notes.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Meeting” means any meeting or written resolution in lieu of a meeting of the holders of Shares, as applicable, and any other Person with meeting rights, in each case held or resolved in accordance with the Articles and Book 2 of the Netherlands Civil Code.

“Shares” means shares in the capital of the Company, par value EUR 0.10 per share.

“Transaction” has the meaning set forth in the Recitals.

“Transaction Agreement” has the meaning set forth in the Recitals.

“Transfer” means, with respect to any Shares, every absolute or conditional method of transferring a legal or equitable, record or beneficial, direct or indirect ownership (including through the transfer of capital stock of any Person that holds, or controls any Person that holds, such interest) of such Shares, or a part thereof, whether voluntarily, involuntarily, or by operation of law (including a change in beneficiaries or trustees of a trust) and including directly or indirectly selling, assigning, transferring, conveying, giving away, pledging, mortgaging, or otherwise creating, incurring or assuming any encumbrance with respect to, such interest other than a Permitted Transfer.

“X Fund Properties” has the meaning set forth in the Preamble.

ARTICLE II.

BOARD OF DIRECTORS

SECTION 2.1    Composition of Board. As of the date hereof, the Board is composed of twelve (12) Directors, consisting of eleven (11) non-executive directors and Mr. Wardinski, as the CEO Director. The non-executive directors of the Company shall be nominated by the Board in accordance with the Articles, this Agreement and the shareholder agreement, dated as of March 10, 2017, by and among the Company. Playa Four Pack, L.L.C., Cabana Investors B.V., HI Holdings Playa B.V. and TPG Pace Sponsor, LLC. As of the date hereof, each of the Directors, other than the CEO Director, is an “Independent Director” within the meaning of the listing rules of the applicable exchange (initially Nasdaq) on which the Shares are then listed (the “Exchange”). The size of the Board shall be subject to increase or reduction in accordance with the Articles; provided that no such reduction shall reduce the number of Directors that the Designating Shareholder is entitled to nominate pursuant to this Agreement.

SECTION 2.2    Nomination of Directors.

(a)    Beginning with the annual Shareholders Meeting to be held in 2019:

(i) so long as the Designating Shareholder and its Permitted Holders hold more than 18,000,000 Shares (as adjusted for stock splits, stock dividends, reclassification and the like) as of the relevant Registration Date (as defined in the Articles) in respect of a Shareholders Meeting, the Company shall include two (2) persons designated by the Designating Shareholder as members of the slate of Board nominees proposed by the Board for election by the Company’s shareholders at the annual Shareholders Meeting and, subject to the Board’s fiduciary duties, shall recommend that the Company’s shareholders vote in favor of the election of both such nominees; and

(ii) if the Designating Shareholder and its Permitted Holders hold more than 10,000,000 Shares (as adjusted for stock splits, stock dividends, reclassification and the like) and 18,000,000 or fewer Shares (as adjusted for stock splits, stock dividends, reclassification and the like) as of the relevant Registration Date (as defined in the Articles) in respect of a Shareholders Meeting, the Company shall include one (1) person designated by the Designating Shareholder as a member of the slate of Board nominees proposed by the Board for election by the Company’s shareholders at the annual Shareholders Meeting and, subject to the Board’s fiduciary duties, shall recommend that the Company’s shareholders vote in favor of the election of such nominee.

(b)    For purposes of this Agreement, Shares that are subject to any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares to any Person other than the Designating Shareholder or its Permitted Holders shall not be counted for purposes of calculating the number of Shares held by the Designating Shareholder.

(c)    The Board shall not withdraw any nomination or, subject to the Board’s fiduciary duties, recommendation required under Section 2.2(a), unless the Designating Shareholder delivers to the Board a written request for such withdrawal. Further, (i) for any Shareholders Meeting of the Company’s shareholders for the election of members of the Board, the Board shall not nominate, in the aggregate, a number of nominees greater than the number of members of the Board, (ii) subject to the Board’s fiduciary duties, the Board shall not recommend the election of any other person to a position on the Board for which a Designated Director has been nominated, and (iii) the Company shall use commercially reasonable efforts to cause each Designated Director to be elected to the Board. If elected to the Board, each Designated Director will hold his or her office as a member of the Board for such term as is provided in the Articles, or until his or her death, resignation or removal from the Board or until his or her successor has been duly elected and qualified in accordance with the provisions of this Agreement, the Articles and applicable law.

(d)    If the ownership of outstanding Shares by the Designating Shareholder and its Permitted Holders falls below any threshold set forth in Section 2.2(a) above, the number of Directors that the Designating Shareholder shall be entitled to designate for nomination at any Shareholders Meeting for the election of members of the Board held (or given) after such time shall be reduced to such number that does not exceed the number that the Designating Shareholder is then entitled to designate for nomination pursuant to Section 2.2(a), and the Designating Shareholder shall cause one or more, as applicable, of the applicable Designated Directors to resign as of the date that is the earlier of the end of such Director’s term and one month from the date on which the ownership of Shares fell below the applicable threshold if the nominating committee of the Board requests the resignation of such Designated Directors, and the number of directors that the Designating Shareholder shall be entitled to so designate shall be forever so reduced, even if the Designating Shareholder or its Permitted Holders shall subsequently acquire additional Shares. For the avoidance of doubt, if the ownership of outstanding Shares by the Designating Shareholder and its Permitted Holders falls below any threshold set forth in Section 2.2(a) above after the filing of the Company’s proxy statement relating to the election of the Designated Directors but before the Shareholders Meeting with respect to the election of such Designated Directors, the Board shall be entitled, in its sole discretion, to remove from the slate of Board nominees one or more Designated Directors so that the number of Designated Directors subject to election at the Shareholders Meeting does not exceed the number of Directors that the Designating Shareholder is then entitled to designate for nomination pursuant to Section 2.2(a).

(e)    The Designating Shareholder shall cause any of its Designated Directors to resign promptly from the Board if such Designated Director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, the Exchange, or by applicable law, (ii) has engaged in acts or omissions constituting a breach of the Designated Director’s fiduciary duties to the Company or its shareholders, (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law or (iv) has engaged in any transaction involving the Company from which the Designated Director derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction; provided, however, that, subject to the limitations set forth in Section 2.2(a), the Designating Shareholder shall have the right to replace such resigning Designated Director with a new Designated Director, such newly named Designated Director to be appointed promptly to the Board in place of the resigning Designated Director in the manner set forth in the Company’s governing documents for filling vacancies on the Board. Nothing in this paragraph (e) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Designated Director, whether during or after such person’s service on the Board.

(f)    For so long as the Designating Shareholder has the right to designate at least one (1) Designated Director for nomination to the Board pursuant to Section 2.2(a) above, the Board shall fill vacancies created by reason of death, removal or resignation of any Designated Director promptly upon request by the Designating Shareholder and only as directed by the Designating Shareholder, subject to the terms and conditions set forth in Section 2.2(a) above and Sections 2.2(g) and 2.2(h) below.

(g)    The Designating Shareholder shall only designate a person to be a Designated Director (i) who the Designating Shareholder believes in good faith has the requisite skill and experience to serve as a director of a publicly-traded company, (ii) who is not prohibited from or disqualified from serving as a director of the Company pursuant to any rule or regulation of the SEC, the Exchange, or applicable law, (iii) who meets the independence standards established by the Exchange, and (iv) with respect to whom no event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the 1934 Act has occurred. In the event that the members of the Board object to the nomination, election or appointment of any Designated Director to the Board pursuant to the terms of this Section 2.2(g), the Board shall nominate or appoint, as applicable, another individual designated by the Designating Shareholder as the Designating Shareholder’s Designated Director nominated for election to the Board, who meets the criteria set forth in this Section 2.2(g) and Section 2.2(h).

(h)    Notwithstanding anything to the contrary in this Section 2.2, nothing shall prevent the Directors from acting in accordance with their respective fiduciary duties or applicable law or stock exchange requirements. The Board shall have no obligation to nominate, elect or appoint any Designated Director if such nomination, election or appointment would violate applicable law or Exchange requirements or result in a breach by the Board of its fiduciary duties to its shareholders; provided, however, that the foregoing shall not affect the right of the Designating Shareholder to designate an alternative individual as the Designating Shareholder’s Designated Director nominated for election to the Board, subject to the other terms, conditions and provisions in this Article II.

(i)    The Designating Shareholder shall exercise its voting rights as a holder of Shares of the Company in order (insofar as it is able to do so through the exercise of such rights) to give full effect to the terms of this Agreement, including (i) to vote in favor of the election of any person nominated by the Designating Shareholder to be a Director, if the election of such person is recommended by the Board, (ii) to prevent the Articles from being amended in a manner inconsistent with this Agreement, (iii) to dismiss the Designating Shareholder’s designee Director who has not timely resigned as required pursuant to the terms of this Agreement and (iv) to hold any necessary meetings of the holders of Shares (or execute and deliver consents in lieu of meetings of holders of Shares), and approve any resolutions at such meetings, that are necessary to effect the terms of this Agreement.

(j)    Non-employee Directors shall receive customary director compensation, as established by the Board. All Directors shall be reimbursed for reasonable and customary travel and lodging expenses upon submission of proper receipts.

ARTICLE III.

OTHER COVENANTS

SECTION 3.1    Coordination. The Designating Shareholder agrees to communicate in advance, and consult in good faith, with the Company (i) as to its proposed Transfer of Shares that would or would reasonably be expected to constitute a change of control under the Company’s or its subsidiaries’ loan, credit or other debt facilities in place from time to time and (ii) with respect to the execution of the Designating Shareholder’s monetization objectives. Notwithstanding anything to the contrary in this Agreement, each party hereto may purchase or otherwise acquire, or sell or otherwise dispose of, Shares of the Company in its sole discretion.

SECTION 3.2    Confidentiality. To the extent that the information and other material furnished under or in connection with this Agreement by or on behalf of the Company (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of the Company, the Designating Shareholder or its Affiliates, each party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to Persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such Person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that the Company and the Designating Shareholder may disclose or deliver any information or other material disclosed to or received by such Person should such Person be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Person, as the case may be, making such disclosure shall use commercially reasonable efforts to consult with the Company prior to making any such disclosure. Notwithstanding the foregoing, the Designating Shareholder will be permitted to disclose any information or other material disclosed to or received by them hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with or in pursuance of (a) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over such Person, or (b) the enforcement of any right or remedy relating to this Agreement, or (c) the disclosure rules or requirements of the Jamaica Stock Exchange. For purposes of this Section 3.2, “due care” means at least the same level of care that the applicable Person would use to protect the confidentiality of its own sensitive or proprietary information. This Section 3.2 shall not apply to information that is or becomes publicly available (other than to a Person who by breach of this Agreement has caused such information to become publicly available). This Section 3.2 shall survive termination of this Agreement (in whole or in part).

SECTION 3.3    No Conflicting Agreements. For so long as this Agreement remains in effect, neither the Company nor the Designating Shareholder shall enter into any shareholder agreement or arrangement of any kind with any Person with respect to any Shares or other securities, or otherwise act or agree to act in concert with any Person with respect to any Shares or other securities, to the extent such agreement, arrangement, or concerted act would controvert or otherwise be inconsistent, in any material respect, with the provisions of this Agreement. To the extent permitted by law, the terms of this Agreement shall, among the parties hereto, prevail over the terms of the Articles to the extent the terms of the Articles and this Agreement conflict.

SECTION 3.4    Further Assurances. Subject to any confidentiality limitations set forth in Section 3.2, each party hereto shall take such further action as any other party hereto reasonably may request, all at the requesting party’s sole cost and expense, in obtaining any consent, approval, authorization or clearance that the Company or the Designating Shareholder may need to obtain from a Person or a Governmental Entity in connection with the business or operations of the Company (including any sales of the assets of the Company or its Subsidiaries as contemplated hereby) or any Affiliate of such Person, including providing all necessary information, documentation and communications to such Person or Governmental Entity, as the case may be; provided that no party hereto shall be required (a) to provide confidential business information, (b) to submit to any restriction or modification, (c) to agree to sell any assets or (d) to take any other action, in each case, with respect to the business or operations of such party and its Affiliates. In furtherance of the foregoing, each of the Company and the Designating Shareholder agrees to execute and deliver all such further documents and do all acts and things that from time to time may reasonably be required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

ARTICLE IV.

TERM

SECTION 4.1    Term. All provisions of this Agreement shall terminate upon the expiration of the term or the death, resignation or removal of the Designated Director or Designated Directors appointed at the last Shareholder Meeting held prior to such date on which the Designating Shareholder is no longer entitled to nominate Directors under Section 2.2. If the ownership of outstanding Shares by the Designating Shareholder and its Permitted Holders falls below the number of Shares set forth in Section 2.2(a) above required for the Designating Shareholder to be entitled to nominate at least one Director, this Agreement shall immediately terminate and the Designating Shareholder shall no longer have any rights, duties or obligations under this Agreement. The Company waives its rights under articles 6:265 to 6:272 inclusive of the Dutch Civil Code to rescind (ontbinden) or demand in legal proceedings the rescission (ontbinding), in whole or in part, of this Agreement.

ARTICLE V.

MISCELLANEOUS

SECTION 5.1    Waiver. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

SECTION 5.2    Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed, emailed or telecopied, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) Business Days after the date of mailing to the address set forth on Schedule 1 attached to this Agreement or to such other address or addresses as the applicable Person may hereafter designate by notice given hereunder.

SECTION 5.3    Rules of Construction.

(a)    Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b)    All references in this Agreement to Schedules, Sections, subsections and other subdivisions refer to the corresponding Schedules, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement”, “herein”, “hereby”, “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section”, “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation”.    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to New York, New York time.

SECTION 5.4    Counterparts.

This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 5.5    Entire Agreement; Third Party Beneficiaries. This Agreement (together with all Schedules and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 5.6    Governing Law; Jurisdiction. This Agreement is governed by and should be construed in accordance with Dutch law. The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be exclusively and finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Instituut) (the “NAI”) in force as of the date hereof. The arbitral proceedings and all documents delivered to or by the arbitrators shall be conducted in English. The place of arbitration shall be Amsterdam. The arbitral tribunal shall comprise three arbitrators. Each Party shall appoint one arbitrator and the NAI shall appoint a third arbitrator who shall be the chairman of the arbitration tribunal. If a Party has not appointed an arbitrator within thirty (30) calendar days of having requested or received notice of the arbitration, such arbitrator shall be appointed by the NAI. The arbitral tribunal shall decide the controversy in accordance with the rules of Dutch law. The Parties shall not be precluded from applying for injunctive relief in summary proceedings (kort geding) before any competent court instead of arbitrators. The arbitration panel may only award damages as provided for under the terms of this Agreement, it being understood that the word “damages” in this Agreement shall have the meaning as defined in Article 6:96 of the Dutch Civil Code, but excluding consequential damages, indirect damages, loss of opportunity and punitive damages. The arbitration award must be in writing, must provide in reasonable detail the reasoning of the award and must be issued within a six (6) months period as of the date in which the last of the arbitrators accepted the appointment. In the event of any conflict between the rules of the NAI and any provisions of this Agreement, this Agreement shall govern.

SECTION 5.7    Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof.

SECTION 5.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Designating Shareholder (whether by operation of law or otherwise) without the prior written consent of the Company; provided, however, that the rights of the Designating Shareholder may be assigned by the Designating Shareholder to a Permitted Holder thereof; provided, further, that such Permitted Holder agrees in writing to be bound by and subject to the terms and conditions of this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 5.8 shall be void.

SECTION 5.9    Amendment or Modification of Agreement. This Agreement may be amended or modified from time to time only by a written instrument executed and agreed to by the Company and the Designating Shareholder; provided that if a higher percentage or the unanimous consent of all parties hereto is required pursuant to the laws of The Netherlands, then such higher percentage or unanimous consent shall be required.

SECTION 5.10    Saving Clause. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

SECTION 5.11    Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all Persons signing this Agreement on such party’s behalf have been duly authorized to do so.

SECTION 5.12    Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Designating Shareholder and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DESIGNATING SHAREHOLDER:

X FUND PROPERTIES LIMITED

By:	/s/ Richard Byles
Name:	Richard Byles
Title:	Director

By:	/s/ Christopher Zacca
Name:	Christopher Zacca
Title:	Director

JCSD TRUSTEE SERVICES LIMITED

By:	/s/ Marlene Street Forrest
Name:	Marlene Street Forrest
Title:	Director

By:	/s/ Kadyll McNaught-Hermiff
Name:	Kadyll McNaught-Hermiff
Title:	Seccretary

[Signature Page to Shareholder Agreement]

THE COMPANY:

PLAYA HOTELS & RESORTS N.V.

By:	/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Chief Executive Officer and CEO Director

[Signature Page to Shareholder Agreement]

SCHEDULE 1

Notices

If to the Company:

Playa Hotels & Resorts N.V.

c/o Playa Management USA LLC

3950 University Drive, Suite 301

Fairfax, VA 22030

Attention: Bruce D. Wardinski

with a copy to (which copy shall not constitute notice):

Playa Hotels & Resorts N.V.

1560 Sawgrass Corporate Parkway, Suite 310

Fort Lauderdale, FL 33323

Attention: General Counsel

If to the Designating Shareholder:

Sagicor Life Jamaica Limited

28-48 Barbados Avenue

Kingston 5

Jamaica

Attention: Mrs. Janice Grant-Taffe

Email: Janice_GrantTaffe@sagicor.com

with a copy to:

Patterson Mair Hamilton

Temple Court

85 Hope Road

Kingston 6

Jamaica

Attention: Trevor Patterson

Email: tpatterson@pmhlaw.net

Schedule 1 - 1